SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                          Security Capital Group, Inc.
                                (Name of Issuer)


                              Class A Common Stock
                         (Title of Class of Securities)


                                    81413P105
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 81413P105                       13G                  Page 2 of 5 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       The Allstate Corporation
       36-3871531

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
       N/A

--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware



--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            74,822
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             74,822
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       -0-

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       74,822


--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       N/A


--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       3.95%


--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*
       HC



--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G                     Page 3 of 5 Pages





Item 1.     (a)   Name of Issuer:
                  Security Capital Group Incorporated
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  125 Lincoln Avenue
                  Santa Fe, New Mexico  87501
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                  The Allstate Corporation
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                  2775 Sanders Road
                  Northbrook, Illinois  60062-6127
                  --------------------------------------------------------------
            (c)   Citizenship:
                  Delaware
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:
                  Class A Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                  81413P105
                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a) [ ] Broker or Dealer registered under Section 15 of the Act,

            (b)         [ ] Bank as defined in Section 3(a)(6) of the Act,

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

            (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

            (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(ii)(F); see Item 7,

            (g) [X] Parent Holding Company, in accordance with Section 240.13d-1(b)(1)(ii)(G); see Item 7,

            (h)         [    ]    Group,     in    accordance    with    Section
                        240.13d-1(b)(1)(ii)(H).

                                      13-G                     Page 4 of 5 Pages



Item 4.     Ownership.


            If more than five percent of the class is owned, indicate:

            (a) Amount beneficially owned:
                                          -------------------------------------,

            (b) Percent of class:
                                 ----------------------------------------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote
                                                              -----------------,

                  (ii) Shared power to vote or to direct the vote
                                                                 --------------,

                  (iii) Sole power to dispose or to direct the disposition of

                        -------------------------------------------------------,


                  (iv) Shared power to dispose or to direct the disposition of

                        --------------------------------------------------, and


            (d) Shares which there is a right to acquire:
                                                         ----------------------.



Item 5.     Ownership of Five Percent or Less of a Class. (X)



Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.
            N/A


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Each of Allstate Insurance Company and Allstate Life Insurance Company are insurance companies as that term is defined in
            Section 3(a)(19) of the Securities Exchange Act of 1934.

Item 8.     Identification and Classification of Members of the Group.
            N/A

Item 9.     Notice of Dissolution of Group.
            N/A

Item 10.    Certification.

            By signing below -I/we- certify that, to the best of my/our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, -I/we- certify that the information set forth in this statement is true, complete and correct.


Date:  March 18, 1998


THE ALLSTATE CORPORATION

BY ALLSTATE INSURANCE COMPANY


By:  /s/ Mary J. McGinn
   ----------------------------------
            Mary J. McGinn
            Vice President


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).




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